Exhibit 12

Presstek, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)

	For the Six Months Ended July 3,	For the Six Months Ended July 4,	For the Fiscal Year Ended January 2,	For the Fiscal Year Ended January 3,	For the Fiscal Year Ended December 29,	For the Fiscal Year Ended December 30,	For the Fiscal Year Ended December 31,
	2010	2009	2010	2009	2007	2006	2005
Earnings Available for Fixed Charges:
Income (Loss) from Continuing Operations before Income Taxes	$(2,878)	$(24,345)	$(32,775)	$5,910	$(14,244)	$4,325	$12,134
Plus: Fixed Charges per below	847	492	1,758	1,593	2,834	2,158	3,040
Earnings	$(2,031)	$(23,853)	$(31,017)	$7,503	$(11,410)	$6,483	$15,174

Fixed Charges:
Interest Expense	$439	$198	$1,163	$946	$2,142	$1,511	$1,573
Estimated Interest in Rental Expense (a)	291	261	540	581	625	580	1,397
Amortization of Debt Issuance Costs	117	33	55	66	67	67	70
Fixed Charges	$847	$492	$1,758	$1,593	$2,834	$2,158	$3,040

Ratio of Earnings to Fixed Charges	(2.40)	(48.48)	(17.64)	4.71	(4.03)	3.00	4.99

Presstek, Inc.
Computation of Ratio of Adjusted EBITDA to Fixed Charges
(Dollars in thousands)

	For the Six Months Ended July 3,	For the Six Months Ended July 4,	For the Fiscal Year Ended January 2,	For the Fiscal Year Ended January 3,	For the Fiscal Year Ended December 29,	For the Fiscal Year Ended December 30,	For the Fiscal Year Ended December 31,
	2010	2009	2010	2009	2007	2006	2005

Adjusted EBITDA Available for Fixed Charges:
Adjusted EBITDA	$2,069	$(1,640)	$(1,602)	$16,259	$16,311	$19,872	$22,973
Plus: Fixed Charges per below not already excluded from Adjusted EBITDA (b)	291	294	595	647	692	647	1,467
Earnings	$2,360	$(1,346)	$(1,007)	$16,906	$17,003	$20,519	$24,440

Fixed Charges:
Interest Expense	$439	$198	$1,163	$946	$2,142	$1,511	$1,573
Estimated Interest in Rental Expense (a)	291	261	540	581	625	580	1,397
Amortization of Debt Issuance Costs	117	33	55	66	67	67	70
Fixed Charges	$847	$492	$1,758	$1,593	$2,834	$2,158	$3,040

Ratio of Adjusted EBITDA to Fixed Charges	2.79	(2.74)	(0.57)	10.61	6.00	9.51	8.04

(a) Assumes that the interest component of rental expense is 33%.

(b) As interest is already excluded from EBITDA the only Fixed Charge add-backs are for the Estimated Interest in Rental Expense and Amortization of Debt Issuance Costs.

II-1

The following table represents a reconciliation of GAAP amounts (“Net Income (Loss) from Continuing Operations”) to Non-GAAP amounts (“Adjusted EBITDA”) for the periods indicated (in thousands of dollars).

	For the Six Months Ended July 3,	For the Six Months Ended July 4,	For the Fiscal Year Ended January 2,	For the Fiscal Year Ended January 3,	For the Fiscal Year Ended December 29,	For the Fiscal Year Ended December 30,	For the Fiscal Year Ended December 31,
	2010	2009	2010	2009	2007	2006	2005

Net Income (Loss) from Continuing Operations	$(2,389)	$(40,975)	$(49,109)	$3,130	$(10,355)	$14,216	$9,407
Add Back:
Interest expense, net	551	166	1,116	835	2,052	1,403	1,443
Provision (benefit) for income taxes	(489)	16,630	16,334	2,780	(3,889)	(9,891)	2,727
Depreciation and amortization	2,560	2,341	4,733	5,603	7,732	8,289	8,374
Impairment and other non-cash charges	0	19,114	21,938	0	14,068	0	0
Non-cash portion of equity compensation	1,787	962	1,702	1,803	3,989	374	148
Restructuring and other charges	49	122	1,684	2,108	2,714	5,481	874
Adjusted EBITDA	$2,069	$ (1,640)	$ (1,602)	$16,259	$16,311	$19,872	$22,973

II-2